Exhibit 10.23

ACXIOM CORPORATION
CHIEF REVENUE OFFICER
2014 COMMISSION PLAN

The Acxiom Corporation Chief Revenue Officer 2014 Commission Plan (the “Plan”) has been established by Acxiom Corporation (the “Company”) pursuant to the 2010 Executive Cash Incentive Plan of Acxiom Corporation (the “2010 Plan”) in order to encourage outstanding performance from its Chief Revenue Officer. Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Awards made pursuant to the Plan to Covered Officers are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the Regulations promulgated thereunder and this Plan shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 2010 Plan.

Participation

Only the Chief Revenue Officer of the Company is eligible to receive an award pursuant to the Plan. The Committee intends that any awards payable pursuant to this Plan be in addition to any awards payable pursuant to the Acxiom Corporation Executive Officer 2014 Cash Incentive Plan (the “FY14 Inside Plan”).

Incentive Calculation and Payment of Awards

Awards shall be calculated based on the financial results for the Company’s 2014 fiscal year (the “Fiscal Year”) and shall be paid within two and one-half months following the end of the Fiscal Year. In the event the 2014 threshold target set by the Committee (the “Threshold Target”) is attained, the Chief Revenue Officer of the Company shall be eligible for an Award at a rate of $100,000 for each 1% of Qualifying Revenue (as determined by the Committee); provided, that the maximum opportunity hereunder, when taken together with any other cash amounts awarded to the Chief Revenue Officer under the 2010 Plan for the Fiscal Year, shall not exceed the maximum cash amount set forth in Section 5(c) of the 2010 Plan (the “Maximum Opportunity”). The Committee shall determine the actual amount of an Award by reducing the Maximum Opportunity by applying the performance criteria determined by the Committee.

The targets for such performance criteria shall be determined by the Committee in its discretion within the first ninety (90) days of the Fiscal Year. The Committee shall determine whether and to what extent each performance or other goal has been met. Awards pursuant to the Plan will be paid solely in cash. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of the Participant’s employment prior to the end of the Fiscal Year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto. Following the Fiscal Year, the Committee shall certify, in writing, whether the applicable performance criteria have been achieved and the amounts, if any, payable to the Participant for the Fiscal Year.

This Plan is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Adjustments for Unusual or Nonrecurring Events

In addition to any adjustments enumerated in the definition of the performance measure set forth in the Plan, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls. Notwithstanding the foregoing, the Committee shall not make any adjustments to the Plan that would prevent any Awards made hereunder from qualifying as “performance-based compensation” pursuant to Section 162(m) of the Code.

Other Provisions

No Right to Employment

The grant of an award shall not be construed as giving the Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created

Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

No Rights to Awards

No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Plan at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code

This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Interpretation and Governing Law

This Plan shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choices of laws. In the event the terms of this Plan are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Plan.

Operating Income

For purposes of the Plan, “Operating Income” means the Company’s Marketing and Data Services operating income for the Fiscal Year as reflected on its financial accounting statements less any expenses or losses attributable to any of the following: (i) litigation or claim judgments or settlements, (ii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iii) accruals for reorganizations or restructuring programs, (iv) Board-approved acquisitions of significant assets or businesses and (v) budgeted income of significant businesses discontinued or disposed of by the Company during the year, for such portions of the year following the disposition.